Exhibit 10.20

        English Translation of Lease Agreement between Carl Baasel Leasing
         KG and Rofin-Sinar Laser GmbH "as successor in interest of
                      Carl Baasel Lasertechnik GmbH"



9/9/92

                                   LEASE AGREEMENT

between

the company Carl Baasel Laser Leasing, proprietor Carl Baasel, Starnberg,
- Lessor -

and

Carl Baasel Lasertechnik GmbH, Starnberg,
- Lessee -

Preamble

The proprietor of the Lessor was the sole limited partner of Baasel Laser Leasing KG [limited partnership], Berg. After departure of the general partner(s), he became the legal successor of the KG by accrual.

Based on a heritable building right contract dated April 2, 1982, Document Record No. 1706/T/82 recorded by Notary Dr. Thalhofer in Munich, the KG had acquired a heritable building right to an area of approximately 5,240 square meters, part of lot 854/9 in the Starnberg communal district, registered in the Property Register of the Starnberg District Court, Volume 59, page 2483, located in Starnberg, Petersbrunner Str. 1 b.

The Lessor built a building on the heritable building right property. A lease and business use agreement was concluded between the aforementioned KG and the Lessee on 12/28/82, supplemented by addenda dated 12/20/83, 12/22/85, 12/29/86, and 11/20/89. The Lessor, as the legal successor of the KG, also entered into this agreement. The lease agreement includes, among other things, the heritable building right property and the buildings constructed on it, as well as the business property in Kempfenhausen, Gartenstr. 5. Furthermore, there are lease agreements between the Lessor and the Lessee as well as the company B + B Lasertechnik GmbH, relating to the property in Starnberg, Moosstr. 6.

In connection with the planned acquisition of 75% of the shares of the Lessee by Krauss-Maffei AG, the parties would like to adjust the lease and business use agreement dated 12/28/82 to the new conditions and replace it with a lease agreement. For this purpose, they conclude the following agreement:






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                                 Section 1

The parties are in accord that all of the reciprocal obligations resulting from the lease and business use agreement dated 12/28/82, to the extent that they relate to permission for business use, have been fulfilled, unless they are still open in the Lessor's books as receivables/liabilities. All permits required by public law for use of the property have been obtained.

                                  Section 2

The movable assets that were the object of the old lease agreement have been replaced, as time went by, by economic assets that the Lessee has acquired for its own account, to a significant extent. If any of the leased items are still present, the parties are in accord that ownership of these items is transferred to the Lessee, who already has possession of them. This transfer takes place at book value, if there is still such a value, otherwise it takes place free of charge.

                                  Section 3

If there were any other asset items or intangible assets of the transferred company that were still the object of the old lease agreement, they are considered to have been transferred to the Lessee, without any special remuneration having to be paid. Soil studies relating to Moosstr. 6 that were posted as assets remain the property of the Lessor. The parties are in accord that the art objects which are present in the leased buildings and are listed in Appendix 1, which are the property of Mr. Baasel or the Lessor, shall remain their property and are not part of the new lease agreement.

                                  Section 4

To the extent that the Lessor previously operated its own leasing business with laser equipment produced by the Lessee, the Lessor must transfer this business to the Lessee, on the basis of a separate agreement.

                                  Section 5

The parties are in accord that when this agreement goes into effect, the old lease agreement expires and is replaced by a lease relationship based on this agreement, with reference to the real estate indicated below.
















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                                 Section 6

When this agreement goes into effect, the Lessor permits the Lessee to use the following property, subject to this lease:

      6.1 the property on which the aforementioned heritable building right is based, as well as the buildings standing on it, Starnberg communal district, lot No. 854/11, Petersbrunner Str. 1 b, area 5,376 square meters,

      6.2 the business property as well as the buildings standing on it, in Kempfenhausen, Gartenstr. 5, Kempfenhausen communal district, lot No. 122/6, area 1,321 square meters.

                                  Section 7

The heritable building right agreement concluded for the leased property, dated April 2, 1982, is known to the Lessee. The obligations accepted in that agreement by the party entitled to the heritable building right, pursuant to section 2 No. 2, 2nd paragraph, section 2 No. 3 and section 5, apply analogously to the relationship between the parties.

The Lessor requires the prior written approval of the Lessee if the Lessor wishes to agree to changes in the heritable building right agreement. If the Lessor becomes the owner of the property by exercise of the option right, or in some other way, this has no influence on the rights and obligations of the parties resulting from this agreement. This also holds true with regard to the rent share for the heritable building right property.

                                  Section 8

The Lessee acknowledges that the leased items did not demonstrate any defects when transferred to the Lessee, which might eliminate or reduce their fitness for use in accordance with the agreement.

                                  Section 9

(1) The Lessor is obligated to maintain the buildings and the related technical equipment and systems that belong to the Lessor (see Appendix
      2), as well as the outdoor facilities. This also holds true for other equipment that was created by the Lessor or its legal predecessor.















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(2)   In deviation from Para. (1), the Lessee must perform the following work at its own expense:

      a)    glazing,

      b) cleaning of the buildings and the outdoor facilities, including windows, gutters, drainage systems, and all other technical systems,

      c) cosmetic repairs inside the buildings (this includes: wallpapering and painting walls and ceilings, painting baseboards, interior doors and windows, and the inside of exterior doors, heating elements and heating pipes, and other energy supply lines),

      d) replacement of light bulbs, fluorescent tubes, fuses, and the like,

      e)    procurement and testing of fire extinguishers,

      f) all maintenance measures relating to changes made by Lessee in the leased items,

      g) performance of traffic safety obligations, particularly snow removal and sanding in the winter, if this is the obligation of property owners pursuant to municipal rules and regulations.

                                  Section 10

The Lessor is allowed to make improvements and structural changes that become necessary to maintain the building, prevent imminent risks, or to correct damage, even without the Lessee's approval.

                                  Section 11

(1) The lessee is allowed to take measures, at its own expense, without the approval of the Lessor, if they are normally part of lease use, such as placement of nails and dowels, installation of room dividers, sliding doors or partitions, window fans, kitchen modules, laying of floor coverings, furthermore installation, removal, and remodeling of electrical fixtures, installations for DP systems, as well as installations for heat, water, and other energy supply equipment.













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      If existing building plans are changed as a result, the Lessee must inform the Lessor of this and mark the changes in the existing building plans.

(2) Structural changes such as the construction of additions on ground level or additional stories, or new construction, cannot be made by the Lessee without the Lessor's approval. Approval cannot be denied except for serious grounds. Serious grounds are, in particular:

           if the permits required by public law have not been obtained,

           if the value of the properties would be reduced by the measure,

           if the overall external impression of the building would be significantly changed.

      When filing for permits, the Lessee will submit building plans for the desired changes.

(3) Unless otherwise agreed, the Lessee has the right, when the lease relationship ends, to either remove changes in the leased property that were legally carried out, and to restore the previous condition, or to leave the fixtures on the property. In the latter case, the Lessor must pay a suitable indemnity if the value of the leased property has significantly increased as a result of the changes being left.

                                  Section 12

The Lessee has the right to use the leased property commercially also for purposes other than the present ones, if all the permits required by public law have been obtained and if the type of different use does not result in a greater impact on the environment (with regard to emissions) as compared with the present use.

                                   Section 13

(1) The Lessor must insure the leased property against risks such as fire, storm, water, etc. Any proceeds from these insurance policies must be used by the Lessor to repair any damage. In case of any undercoverage, the Lessor must perform the repair work at its own expense.
















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(2)   The Lessor must conclude a liability insurance policy to cover any risks that proceed from the property, such as are usually covered by liability policies of this type.

                                    Section 14

The Lessee is entitled to sublet individual parts of the leased properties and buildings, if the Lessee no longer needs them for its own business operations, but only for a use that is allowed to the Lessee pursuant to section 12. If the premises are leased to any company that does not belong to the Krauss-Maffei group, half of any excess proceeds in rent must be paid to the Lessor. Subletting of the individual properties as a whole is only permitted to the Lessee after the Lessee has given notice, and then only for the duration of the two-year notice period.

                                    Section 15

(1) For the leased properties, the Lessee must pay the following monthly rent:

      a)   For the property according to 6.1:

                 for the net property value, DM 2.00 per square meter, for a total of 2,844 square meters this is DM 5,688.00,

                 DM 17.00 per square meter of office space, for a total of 2,598 square meters this is DM 44,166.00,

                 DM 13.00 per square meter of production and storage space, for a total of 1,577 square meters this is DM 20,501.00,

               a total of DM 70,355.00.

      b)   For the property according to 6.2:

               a total of DM 6,000.00

      Value-added tax in the statutory amount is added to the aforementioned amounts.

(2) The rent according to Para. (1) is adjusted to the cost of living as follows, effective the first of the month after this agreement goes into effect:

      If the cost-of-living index for a four-person working household with an average income, published by the Federal Office for Statistics, changes by 5% (five percent) or more, up or down, relative to the status on the first of the month after this agreement goes into effect, or relative to the last adjustment, the base rent agreed to in Para. (1), i.e. the rent last adjusted on the basis of this clause, is changed as follows:

      - during the first 10 (ten) years, by 50% (fifty percent) of this percentage,

      -  during the next 5 (five) years), by 60% (sixty percent),

      -  during the next 5 (five) years), by 75% (seventy-five percent),

      - afterwards, until expiration of the lease agreement, by 90% (ninety percent) of this percentage.

      Any rent adjustment goes into effect on the first of the month following the month in which the index values contained in the clause are published, but no earlier than on the first of the month following receipt of the request for a change by the other party. The next adjustment calculation is based on the value on which the prior adjustment would have been possible for the first time.

      If index figures that have already been published are subsequently changed because the index is changed to a new basis, any changes in rent that already occurred on the basis of the old index series until the calendar month after the first official publication remain unaffected by this change. After this time, changes in the rent must be calculated on the basis of the new index series, in such a way that the new index figures are used as a basis for the first time, starting from the time of the last possible rent change in each instance.

      The cost-of-living clause, as agreed above, requires the approval of the Landeszentralbank [central state bank]. The Lessor will obtain this approval.
















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      If the agreed cost-of-living clause is not approved, both parties to the agreement undertake to replace the agreed cost-of-living clause with a different cost-of-living clause that can be approved or does not require approval, and which most closely approximates the economic intent aimed at with the agreed cost-of-living clause.

(3) In addition to the rent in the amount as indicated above, the Lessee must pay all the public charges, fees, and other charges on the leased properties, the premiums for insurance, as well as all usage-dependent costs such as those for water, electricity, heating fuel, etc.

(4) The rent is due no later than the 15th of each month, for the month in question, payable to an account indicated by the Lessor.

                                  Section 16

(1) This lease agreement enters into effect when the agreement between Krauss-Maffei AG and the main shareholder of the Lessee, Mr. Carl Baasel, concerning 75% of the shares of the Lessee, goes into effect.

(2)   The agreement continues until July 31, 2017.

(3) However, the Lessee can terminate the lease agreement in writing, with a notice period of two calendar years, effective at the end of a calendar year, in each instance, but no earlier than 12/31/96.

(4) The Lessor can terminate the lease agreement for serious grounds. Serious grounds exist if

          The Lessee is in arrears with more than two months' rent and the Lessor has announced termination of the lease after default of the second month's rent has occurred, setting an additional time limit of ten days. In case of differences of opinion between the parties concerning the justification of a requested rent change, the default must relate at least to those amounts that the Lessee had to pay before the request for a change was made. Notice of termination becomes ineffective if the amount in arrears has been received in the Lessor's account within five working days after receipt of the notice of termination.

          The Lessee has seriously violated other contractual obligations, and has not stopped these violations within a reasonable notice period, and if the Lessor no longer can be expected to adhere to the agreement. In this case, the Lessor must observe a notice period of six months.

(5) Notices of termination pursuant to the above provisions can be restricted by the parties to one of the two leased properties, individually, where in deviation from Para. (3), the Lessee can give notice of one year, effective at the end of the calendar year, with regard to the property in Kempfenhausen (see 6.2), but no earlier than 12/31/93. If the reasons for termination as mentioned above only relate to one of the leased properties, individually, the Lessor's right to issue a notice of termination is restricted to the properties in question.

                                  Section 17

1. Upon termination of the lease agreement, the Lessee is obligated to return the premises, utilized areas, and outdoor facilities in a clean condition, ready for use. Damage caused by disassembly or removal of equipment and fixtures, or in similar manner, must be repaired by the Lessee at its own expense; in this regard, the Lessee must restore the former state at its own expense.

2. A record concerning return of the leased premises must be drawn up. This return record must specifically list

      a)    what defects were found in the lease premises,

      b)    what fixtures must still be removed by the Lessee,

      c) what work must still be performed to restore the contractual conditions.

3. No later than six months before termination of the lease relationship, the lease premises must be inspected by both parties jointly; during this inspection, the determinations that must be recorded in the return record, pursuant to the above provision, must be made. The work necessary to restore the contractual conditions must be carried out no later than by the end of the lease relationship.















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                                 Section 18

Changes in or additions to this agreement must be made in writing. There are no oral arrangements between the parties.

This agreement replaces the lease and business use agreement dated 12/20/83, along with its amendments, and any other earlier agreements between the parties with regard to the leased properties.

With regard to the property at Moosstr. 6, the two previous lease agreements remain in effect. The Lessor agrees that the Lessee enters into the lease agreement dated 1/2/91, to replace B + B Lasertechnik GmbH.

The Lessor undertakes to have an easement with regard to the property at Moosstr. 6, in accordance with the condition imposed in the construction permit relating to the property at Petersbrunnerstr. 1 b, and to rent the Lessee parking spaces at reasonable terms, if necessary.

                                  Section 19

If any provision of this agreement proves to be invalid, the other provisions remain in effect. Invalid provisions must be replaced by legally valid provisions that most closely approximate the function and content of the invalid provision, taking the presumable intent of the parties into consideration.

                                  Section 20

The courts with jurisdiction for Starnberg have jurisdiction for all disputes resulting from this agreement.

Starnberg, 11/5/92

Carl Baasel Lasertechnik GmbH         Carl Baasel Laser Leasing
[signature]                           [signature]

ADDENDUM TO THE LEASE AGREEMENT DATED 11/5/92

between

Mr. Carl F. Baasel, Starnberg,
- Lessor -

and

Carl Baasel Lasertechnik GmbH, Starnberg,
- Lessee -

Addendum to Section 6

6.3   Storage area for wood packaging

      The Lessee must pay the following rent for the storage area for wood packaging that it built at the rear of the commercial building:

      DM 250.00 per month,
      payable effective 3/1/96.

      Value-added tax in the statutory amount is added to the aforementioned amount.

Starnberg, 2/13/96

Carl Baasel Lasertechnik GmbH      Carl F. Baasel
[signature]                        [signature]



























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